Press Release:

BriteSmile Receives Nasdaq Notice of Additional Deficiency

WALNUT CREEK, CA -- May 26, 2006 -- BriteSmile, Inc. (NasdaqSC: BSML), a leading international provider of state-of-the-art teeth whitening systems, today announced that, on May 23, 2006, the Company received a written notification (the "May 23 Notice") from the staff of the Nasdaq Stock Market (the "Staff") stating that the Company's failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2006, as required by NASD Marketplace Rule 4310(c)(14), would serve as an additional basis for delisting the Company's securities from the Nasdaq Stock Market. The Quarterly Report on Form 10-Q that was the subject of the Staff's notification was filed by the Company on May 23, 2006.

The May 23 Notice is in addition to the previously disclosed written notification from the Staff received on January 25, 2006 (the "January 25 Notice"), stating that the Company's common stock would be delisted from The Nasdaq SmallCap Market at the opening of business on February 3, 2006 pursuant to Marketplace Rule 4300 unless we provided a specific plan to achieve and sustain compliance with all listing requirements.

The Company appealed the Staff's January 25, 2006 determination to delist the Company's common stock to the Nasdaq Listing Qualification Panel (the "Panel"). A hearing on the matter was held on March 9, 2006, at which representatives of the Company appeared before the Panel to request that the Panel continue to list the Company's common stock on the Nasdaq SmallCap Market. Since that date, the Company has worked to comply with the Panel's conditions for continued listing, which included filing a Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2006 reflecting actual stockholders' equity at April 1, 2006 of at least $2.5 million. The equity reported in the filed Form 10-Q for the period ending April 1, 2006 was $9.3 million.

The May 23 Notice further provides that the Panel will consider this additional deficiency in rendering a determination regarding the Company's continued listing on the Nasdaq Capital Market and requested that the Company present its views with respect to this matter to the Panel no later than May 30, 2006. The Company continues to cooperate with the Panel and plans to present it views with respect to this matter in accordance with the NASD Marketplace Rules.

Until the Panel renders its decision with respect to the continued listing of the Company's common stock, the Company's common stock will continue to trade on the Nasdaq SmallCap Market. The Company can make no assurance that the Panel will grant the Company's request for continued listing. If the Company's common stock is delisted from the Nasdaq SmallCap Market, it may become eligible thereafter for quotation on the OTC Bulleting Board or in the "Pink Sheets."

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BriteSmile markets the most advanced teeth whitening technology available through state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. For more information about BriteSmile's procedure, call 1-800-BRITESMILE or visit the Company's Website at www.britesmile.com .